Exhibit 10.3

Compensation of Jeremy B. Ford

Annual Base Salary:	$550,000 commencing on April 1, 2014.

2014 Bonus:	Mr. Ford is entitled to participate in the Hilltop Holdings Inc. 2012 Annual Incentive Plan.